Annex II

June 6, 2012

SRI/Surgical Express, Inc.

12425 Race Track Road

Tampa, FL 33626

Attention: Board of Directors

Members of the Board of Directors:

We understand that SRI/Surgical Express, Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among Synergy Health US Holdings Limited, a wholly owned indirect subsidiary of Synergy Health plc (“Parent”), SHM Acquisition, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), the Company and, solely for purposes of Section 3.5, Article IV and Article IX of the Agreement, Synergy Health plc (“Synergy Health”). You have advised us that, pursuant to the Agreement, Merger Sub will, as promptly as practicable after the date of the Agreement, commence an offer (the “Offer”) to purchase all issued and outstanding shares of common stock, par value $0.001 per share (together with the associated rights under the Rights Agreement, dated as of November 5, 2010, between the Company and the other parties thereto, “Common Stock”), of the Company for $3.70 per share of Common Stock in cash (the “Per Share Consideration”). You have further advised us that following the consummation of the Offer, Merger Sub will merge with the Company (the “Merger” and, together with the Offer, the “Transaction”) and that pursuant to the Merger, each outstanding share of Common Stock not owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company will be converted into the right to receive the Per Share Consideration and the Company will become a wholly owned subsidiary of Parent. We further understand that, concurrently with the execution of the Agreement, Parent, Merger Sub and certain holders of Common Stock (the “Supporting Stockholders”) will enter into agreements providing that, among other things, the Supporting Stockholders will tender their shares of Common Stock into the Offer. The holders of Common Stock other than Synergy Health and its affiliates, including Merger Sub, are referred to herein as the “Unaffiliated Stockholders.”

The Board of Directors (the “Board”) of the Company has requested that we render an opinion (this “Opinion”) to the Board as to the fairness from a financial point of view to the Unaffiliated Stockholders of the Per Share Consideration to be received by the Unaffiliated Stockholders in the Transaction pursuant to the Agreement.

McColl Partners, LLC (“McColl Partners”), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. We have acted as financial advisor to the Board in connection with, and have participated in certain of the negotiations leading to, the Transaction. We will receive fees for our services as financial advisor to the Board in connection

Board of Directors

SRI/Surgical Express, Inc.

June 6, 2012

with the Transaction, the principal portion of which is contingent upon the consummation of the Offer. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us and certain related persons against liabilities arising out of our engagement.

In connection with this Opinion, we have reviewed, among other things: (i) a draft, received by us on June 5, 2012, of the Agreement; (ii) certain information made available to us by the Company relating to the historical, current and future operations, financial condition and prospects of the Company, including historical financial statements with respect to the Company for the three years ending December 31, 2011 and financial projections prepared by the management of the Company regarding the future financial results and condition of the Company for the years ending December 31, 2012 through December 31, 2016 (as adjusted by or at the direction of management of the Company, the “Projections”); (iii) certain publicly available business and financial information relating to the Company that we deemed relevant; (iv) the publicly available financial terms of certain transactions that we deemed relevant; (v) the financial and operating performance of the Company as compared to that of other companies with publicly traded equity securities that we deemed relevant; and (vi) such other information, financial studies, analyses and financial, economic and market criteria as we deemed relevant. We also had discussions with certain members of the senior management of the Company and with certain of the Company’s representatives and advisors regarding the business, financial condition, results of operations, and prospects of the Company and the Transaction. You have advised us, and for purposes of the Opinion we have assumed, that (i) the Company is a party to a credit facility (the “Credit Facility”) with Bank of America, N.A. (the “Lender”), which requires the Company to maintain minimum fixed charge coverage and maximum funded debt to EBITDA ratio covenants, (ii) as of December 31, 2011, the Company was not in compliance with the required fixed charge coverage ratio under the Credit Facility, (iii) the Lender amended the Credit Facility and waived this default through February 29, 2012, (iv) on May 4, 2012, the Lender again amended the Credit Facility, (v) there can be no assurance that the Lender will waive or amend the Credit Facility if future defaults occur and (vi) a default under the Credit Facility that is not waived could have a material adverse effect on the Company’s business, financial condition and results of operations.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information provided to, discussed with or otherwise reviewed by us, including information that was available to us from public sources, and do not assume any responsibility with respect to such financial and other information. We have further relied on the assurances of management of the Company that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information provided to us that would be material to our analyses or this Opinion, and that such management is not aware of any facts or circumstances that would make any of the information reviewed by us inaccurate or misleading. In addition, management of the Company

Board of Directors

SRI/Surgical Express, Inc.

June 6, 2012

has advised us, and we have assumed, that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such Projections or the assumptions on which they are based. Furthermore, we have assumed that all of the representations and warranties contained in the Agreement and any related agreements are true and correct, that each party to the Agreement and such other agreements will perform all of the covenants required to be performed by such party under such agreements, that the representations, warranties, covenants and conditions precedent contained in the Agreement and in any related agreements will not be modified or waived and that the final form of the Agreement will not differ in any respect from the draft of the Agreement reviewed by us. In addition, we have assumed that all government, regulatory or other consents and approvals necessary for the consummation of the Offer and the Merger have been or will be obtained without any adverse effect on the Company or on the expected benefits of the Transaction. Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have no obligation to update, revise, reaffirm or withdraw this Opinion or otherwise comment upon events occurring or information that becomes available after the date hereof.

Our advisory services and this Opinion are provided for the use and information of the Board in connection with its consideration of the Transaction. This Opinion only addresses the fairness from a financial point of view to the Unaffiliated Stockholders of the Per Share Consideration to be received by the Unaffiliated Stockholders in the Transaction pursuant to the Agreement and does not address any other aspect or implication of the Offer or the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the form, structure or any other portion or aspect of, the Transaction (other than the Per Share Consideration to the extent expressly set forth in the last paragraph of this Opinion) or otherwise, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and

Board of Directors

SRI/Surgical Express, Inc.

June 6, 2012

only to the extent expressly set forth in the last paragraph of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Offer or the Merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Per Share Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Board, the Special Committee of the Board (the “Special Committee”), the Company and their respective advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction. This Opinion should not be construed as creating any fiduciary duty on McColl Partners’ part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Special Committee, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the Transaction, or whether holders of shares of Common Stock should tender shares of Common Stock into the Offer. The issuance of this Opinion has been approved by our fairness committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Consideration to be received by the Unaffiliated Stockholders in the Transaction pursuant to the Agreement is fair from a financial point of view to the Unaffiliated Stockholders.

Very truly yours,

McColl Partners, LLC